Exhibit 5.1

July [•], 2011

CarMax Auto Funding LLC

12800 Tuckahoe Creek Parkway, Suite 400

Richmond, Virginia 23238

Re:	Registration Statement on Form S-3 (File No. 333-174968)

Ladies and Gentlemen:

We have acted as special counsel to CarMax Auto Funding LLC, a Delaware limited liability company (the “Company”), in connection with the Company’s offer to rescind (the “Rescission Offer”) purchases of the outstanding Asset Backed Notes (the “Notes”) that were offered and sold by CarMax Auto Owner Trust 2011-1, a Delaware statutory trust (the “Trust”), created pursuant to the Amended and Restated Trust Agreement, dated as of March 1, 2011 (the “Trust Agreement”), among the Company, as depositor, BNY Mellon Trust of Delaware, a Delaware banking corporation, as Delaware trustee, and The Bank of New York Mellon, a New York banking corporation, as owner trustee.

The Notes initially were offered and sold under the Company’s registration statement, File No. 333-149075 (the “Initial Registration Statement”), and pursuant to a final prospectus dated March 4, 2011 and a final prospectus supplement dated March 9, 2011 (together, the “March Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). The Notes were issued under an indenture dated as of March 1, 2011 (the “Indenture”) between the Trust, as issuer, and Wells Fargo Bank, National Association, a national banking association, as indenture trustee (in such capacity, the “Indenture Trustee”).

In connection with the Rescission Offer, the Company filed the above-captioned Registration Statement (the “Rescission Offer Registration Statement”) with the Commission under the Act, on June 17, 2011.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

CarMax Auto Funding LLC

July [•], 2011

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Initial Registration Statement, (ii) the March Prospectus, (iii) the Indenture, (iv) the Notes, (v) certain resolutions of the Board of Directors of the Company relating to the issuance of the Notes, (vi) certain resolutions of the Board of Directors of the Company relating to the Rescission Offer, (vii) the Form T-1 of the Indenture Trustee filed as an exhibit to the Rescission Offer Registration Statement and (viii) the Rescission Offer Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company and the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Trust and others.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York and the laws of the State of Delaware.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes are valid and binding obligations of the Trust enforceable against the Trust in accordance with their terms under the laws of the State of New York, except to the extent that enforcement may be limited by (1) applicable bankruptcy, insolvency, receivership, reorganization, moratorium, conservatorship, fraudulent transfer, preference and other similar laws now or hereafter in effect relating to creditors’ rights generally or the rights of creditors of Delaware statutory trusts, (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (3) the qualification that certain of the remedial provisions, including waivers, of the Indenture with respect to the exercise of remedies against the collateral contained in the Indenture may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Indenture, taken as a whole, and the Indenture, taken as a whole, together with applicable law, contains adequate provisions for the practical realization of the benefits of the security provided thereby.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Rescission Offer Registration Statement. We also consent to the reference to our firm under

CarMax Auto Funding LLC

July [•], 2011

the caption “Legal Matters” in the Rescission Offer Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,